Personal Account Dealing Policy

1     Overview

1.1       Policy Statement

As a global investment adviser, Janus Henderson is entrusted with the assets of our clients for investment purposes. As a result, Janus Henderson employees have a fiduciary obligation to place the interests of our clients before our own. However, because of the potential conflicts of interest inherent in our business, our industry and Janus Henderson have implemented certain standards and limitations designed to minimise these conflicts and help ensure that we focus on meeting our duties as a fiduciary for our clients. The Personal Account Dealing Policy (the “Policy”) is in place to help manage and mitigate the conflicts of interest that can arise from personal account dealing activities and safeguard our clients’ interests.  Please be aware that your ability to liquidate positions may be severely restricted under the Policy, including times of market volatility.  Therefore, as a general matter, Janus Henderson discourages personal investments by employees in individual securities and encourages personal investments in managed collective vehicles, such as mutual and exchange traded funds.

1.2       Key principles

You have an obligation to conduct your personal investment activities and related securities transactions lawfully and in a manner that avoids actual or potential conflicts between your own interests and the interests of Janus Henderson and its clients.  You must carefully consider the nature of your Janus Henderson responsibilities—and the type of information that you might be deemed to possess in light of any particular securities transaction—before engaging in any investment-related activity or transaction.  In addition:

  You must take responsibility for ensuring you are aware of the requirements of this Policy.
  At all times the interests of clients, in this case Janus Henderson funds and client accounts, take priority over your personal investment interests.
  You may not personally benefit by causing a Client to act, or fail to act, in making investment decisions.
  You may not engage in fraudulent or manipulative conduct in connection with the trading of securities in a Client account.
  You may not profit, or cause others to profit, based on your knowledge of completed or contemplated Client transactions.
  You must preclear all of your personal trades and subsequently execute your trades in accordance with stated timeframes.
  No dealing is permitted that is in conflict with the interests of our clients, the parameters set by the Policy, the restrictions imposed by Janus Henderson restricted/embargo lists and the close periods applicable to Janus Henderson Group plc shares.
  You are discouraged from dealing on the basis of unpublished tips or rumours.
  Dealing on the basis of material non-public information is illegal.
  You should ensure that personal transactions are in keeping with your financial circumstances.
  You must adhere to the Policy to mitigate the risk of conflicts of interest and to Treat Customers Fairly (TCF).
  You must not mislead the Client by presenting untrue statements of material fact to the Client or by failing to provide a material fact necessary to the Client.

Personal Account Dealing Policy

1.3       Scope

1.3.1 Persons covered by the policy

You are covered by the Policy if you are an employee or contractor of Janus Henderson Group plc and its subsidiaries and affiliates.

You are covered by portions of the Policy if you are:

•         An Independent Trustee of Janus Henderson Mutual Funds and ETFs

•         A Non-Executive (Outside) Director of Janus Henderson Group

1.3.2   Investments covered by the policy

Your investments are subject to the Policy if they meet both of the following criteria:

•         Investments held in brokerage accounts under your Beneficial Ownership: You are the beneficial owner of any account in which you have a direct or indirect financial interest. This generally includes accounts held in your name and the names of:

o    Your spouse or equivalent domestic partner

o    Your minor children

o    A relative sharing your home to whom you provide financial support

o    Trusts for which you are a beneficiary

•         Investments defined as Covered Securities: Covered Securities include stocks, bonds, exchange traded funds (ETFs) and private placements/limited offerings. See Appendix I for a detailed list of Covered and non-Covered Securities.

•         Reportable Funds: Any fund or product in which JHG acts as an investment adviser, sub-adviser or principal underwriter. Click here for a current list of Reportable Funds.

1.4       Roles and Responsibilities

All disclosures, requests and attestations related to the Policy are made in MyComplianceOffice (MCO).  In certain non-U.S. countries, local laws or customs may impose requirements in addition to those imposed by the Policy.

The Compliance department, under the direction of the CCO and the Ethics Committee administers this Policy.  Compliance trains employees on the Policy, approves employee personal trades in Covered Securities and monitors employee brokerage accounts for potential Policy violations.

The Ethics Committee provides oversight of the Policy by reviewing quarterly account dealing reports for potential conflicts and issuing reprimands and sanctions for Policy violations.

1.5       References

The Policy is designed to ensure compliance with regulatory requirements and rules of international regulators, who have jurisdiction over Janus Henderson’s business, including, but not limited to:

Personal Account Dealing Policy

•         SEC regulations (U.S.): Registered investment advisers are required by Rule 204A-1 under the Investment Advisers Act of 1940, as amended (the “Adviser’s Act), to adopt a code of ethics which, among other things, sets forth the standards of business conduct required of their Access Persons as defined in this Policy. Similarly, each registered investment company and its adviser and principal underwriter must adopt a code of ethics pursuant to Rule 17j-1 under the Investment Company Act of 1940, as amended (the “PTA Act”).

•         FCA regulations (U.K): In accordance with the FCA COBS 11.7 rules on personal account dealing, a firm that conducts designated investment business must establish, implement and maintain adequate arrangements aimed at preventing employee activities that may give rise to a conflict of interest, or those where a person may have access to inside information (as defined in the Market Abuse Regulation) or to other confidential information relating to clients or client transactions.

1.6       Escalation Requirements

To report violations of this policy, please follow the escalation requirements described in the Janus Henderson Risk Events Policy. You may also anonymously report violations to our independent hotline provider. Although the Company will not retaliate against anyone for making a good faith report, failure to report violations may lead to appropriate disciplinary action.

2     Definitions

Access Person: An Access Person is any employee or contractor who has access to non-public information regarding any Clients' purchase or sale of securities, or non-public information regarding the portfolio holdings of any Client account. All persons covered by the Policy are deemed Access Persons.

Beneficial Ownership: You are the beneficial owner of any account or securities in which you have a direct or indirect financial interest. This includes accounts held in the name of your spouse or equivalent domestic partner, your minor children, and relatives living with you to whom you provide financial support and can include trusts for which you are a trustee or a beneficiary. See Appendix II for more detailed information on Beneficial Ownership.

CCO: Global Chief Compliance Officer or his/her designee.

Client: Any investment management client of Janus Henderson including a fund.

Close Period: The time period between the completion of a listed company's financial results and the announcing of these results to the public.

Covered Securities: Covered Securities are generally all securities, including but not limited to individual stocks and bonds, exchange traded products (ETFs and ETNs), closed-end funds, private placements and limited offerings.  See Appendix I for a detailed list of covered and non-covered securities.

Ethics Committee: Governance committee comprised of senior leaders throughout Janus Henderson Group. The Committee meets quarterly or more often as needed, to review potential violations of the Personal Code of Ethics, our Code of Business Conduct and other related policies.

Personal Account Dealing Policy

FCA: Financial Conduct Authority – UK regulator

Investment Person: An Access Person who also makes or participates in making, decisions regarding the trading of securities in any Client account, has access to such decisions or assists in the trade process. Investment Persons generally can include PMs, research analysts, traders, trade operations, compliance, investments, product development and ExCo members.

Janus Henderson Group plc (JHG): Janus Henderson Group plc includes all of its direct and indirect subsidiaries.

MyComplianceOffice (MCO): The monitoring system utilized for all personal compliance disclosures including Personal Account Dealing.

Personal Account Dealing (PAD): The personal transactions in Covered Securities held in accounts under the Beneficial Ownership of persons covered by the Policy.

Reportable Funds: Any fund or product in which JHG acts as an investment adviser, sub-adviser or principal underwriter.

SEC: U.S Securities and Exchange Commission – US regulator

Personal Account Dealing Policy

3     Policy Requirements

3.1       Disclosure

3.1.1       Initial Brokerage Account Disclosures

Within ten calendar days of your start date, you must disclose all brokerage accounts in which you have Beneficial Ownership. Additionally, you must disclose any account which holds or can hold Janus Henderson products (e.g., mutual funds, hedge funds or subadvised products).

You must allow your brokers or financial institutions to provide duplicate confirmations and statements directly to Compliance. If your broker is unwilling or unable to provide duplicate confirmations and statements, you are required to provide them to Compliance.

3.1.2       Initial Holdings Disclosures

Within ten calendar days of your start date, you must disclose all holdings in Covered Securities that are beneficially owned by you. Additionally, you must disclose any holdings in Janus Henderson managed products, including mutual funds, commingled pools, hedge funds or subadvised products. Holdings information must be current as of 45 days prior to your start date.

See Appendix I for a detailed list of Covered and non-Covered Securities.

3.1.3       Ongoing Disclosure Requirements

Accounts: During your tenure with JHG, you must promptly disclose any newly opened accounts that are under your Beneficial Ownership.

Transactions/Holdings: You must deal through your own brokers and must ensure that compliance receives duplicate statements and trade confirmations/contract notes in one of the three ways listed below.

1.     Electronic Feeds – You are encouraged to deal through brokers that provide JHG with trade confirmations and holdings via electronic feed. This provides Compliance with the most timely and accurate PAD information. A list of electronic feed brokers can be found here.

2.     Broker delivery of duplicate confirmations and statements – In jurisdictions where applicable, you should allow for their brokers to provide delivery of duplicate confirmations and statements directly to Compliance. Compliance staff will enter trade details for you if you are utilizing this option.

3.     Employee upload of confirmations and statements – If neither of the above options are possible, you are required to enter your trade details into MCO and upload the trade confirmation/contract notes within 10 business days of executing a precleared trade. Additionally, you will be required to attest to your trades quarterly and upload year-end statements annually.

Personal Account Dealing Policy

3.1.4       Attestation Requirements

Compliance will promptly notify you of any material changes to this Policy and you will be required to attest to the changes. Additionally, you are required to submit the following periodic attestations. You may also be required to complete additional attestations to meet jurisdictional and regulatory requirements.

Annually:

•         PAD Policy Attestation

•         Account Attestation

•         Holdings Attestation

•         JHG Mutual Fund Trades Attestation (Investment Persons)

Quarterly:

•         Quarterly Trades Attestation (for accounts without direct feed or statement delivery to Compliance)

3.1.5       Management Information

It is your responsibility to ensure that the Compliance Department is appropriately notified of all accounts, transactions and holdings you must ensure that transaction, holdings and account data is accurate in MCO, as Personal Account information is subject to internal and regulatory review. You must allow your brokers to provide duplicate confirmations and statements (electronically or via paper) to Janus Henderson or provide it yourself if a broker is unable or unwilling to provide this information.

The Compliance Department will review the documents for personal accounts to ensure that JHG’s policies and procedures are being complied with, and make additional inquiries as necessary. Access to duplicate confirmations and account statements will be restricted to those persons, who are assigned to perform review functions, and all such materials will be kept confidential except as otherwise required by law.

3.2       Preclearance Requirements for Dealing in Covered Securities

The requirements in the Policy are designed to mitigate or eliminate any potential conflict, or appearance of conflict, that may occur between your personal account dealing and Client security dealing. The following requirements apply to your personal dealing in Covered Securities in accounts you beneficially own.

3.2.1       Requesting Preclearance

You and your related parties (your spouse, minor children and other adult family members living in your household) must preclear any trades in Covered Securities via MCO, unless the transaction meets one of the provisions noted in the Excluded Transactions section. Preclearance requests are evaluated for potential conflicts of interest that may deem the trade to not be, or appear to not be, in the best interest of Clients. Generally, most requests are approved or denied immediately but some may take up to 48 hours to evaluate.

Compliance retains the right to refuse you permission to conduct a personal trade without providing a reason for the refusal. No reason for refusal will be given if in the opinion of Compliance the explanation would result in the release of confidential information.

3.2.2       Approval Window

Approvals and denials are communicated from MCO via email. If approved, and you choose to transact, you must place and execute your transaction by the close of business on the day after you receive an approval email from MCO.

Personal Account Dealing Policy

If the day after the date of preclearance approval is a bank holiday or a weekend then you must place and execute the transaction by the close of business on the day you receive approval.

If the transaction is not instructed and executed within the approved timeframe then you must submit a new request to trade in MCO.

3.2.3       Delayed Execution

If your trade has a delayed execution date, e.g. an illiquid or unlisted security, you should request an exception from Compliance.

3.2.4       Preclearance Attestation (Portfolio Managers only)

If you are requesting to personally trade a Covered Security that is an eligible investment for Client Accounts you manage, you must provide your rationale for the trade via an attestation form in MCO.

3.3       Restrictions on Dealing in Covered Securities

3.3.1       Blackout Periods

Generally, you will not be granted preclearance to deal in a Covered Security when there is a pending buy or sell order for a Client in that same security. Additionally:

•      Access Persons will generally not be granted preclearance to trade in a Covered Security within one (1) business day after a Client trade occurs in the same security.

•      Investment Persons will generally not be granted preclearance to trade in a Covered Security within seven (7) calendar days after a Client trade occurs in the same security.

3.3.2       Minimum Holding Periods

Minimum holding periods are applicable for any purchase and subsequent sale, or any sale then subsequent purchase (for short sales), of the same Covered Security (or its equivalent). In respect of derivatives any transaction to close out a derivative position cannot be executed until the end of the holding period. The holding period starts the day after execution of your trade. Calculations are made using the “first-in, first-out” (FIFO) method.

Minimum holding periods for Covered Securities are as follows:

Profile	ETFs/ETNs (Including Janus Henderson ETFs/ETNs)	All other Covered Securities
Access Person	One week (7 calendar days)	Three months (90 calendar days)
Investment Person		Six months (180 calendar days)

Where this restriction would cause undue financial hardship due to your personal circumstances or in periods of extreme market turmoil, you may request an exception to this restriction. This should be seen as an exceptional measure and requires the approval of the global CCO and ratified by the Ethics Committee

Holding periods are designed to discourage derivatives trading and securities trading with a high frequency.

3.3.3       Best Price Rule (Investment Persons only)

In order to eliminate even the appearance of impropriety, if you (1) buy or sell a security within seven days before a Client trade is executed in the same security, and (2) receive a price advantage over the Client’s trade, at the Ethics Committee’s discretion you may be required to surrender the price advantage.

Personal Account Dealing Policy

3.3.4       Private Placements and Initial Public Offerings (IPOs)

You must request pre-approval prior to investing in a private placement or limited offering. No employee, or other Access person, shall acquire any security issued in any limited or private offering (please note that hedge funds are sold as limited or private offerings) unless the CCO (or designee) and the employee’s Business Unit Head give express prior written approval and document the basis for granting approval after due inquiry. The CCO, in determining whether approval should be given, will take into account, among other factors, whether the investment opportunity should be reserved for a Client and whether the opportunity is being offered to the individual by virtue of his or her position with JHG.Contact Compliance for assistance with these requests.

You are generally not allowed to participate in IPOs. If you are a FINRA affiliated person, you are prohibited from participating in an IPO.  Requests to participate in an IPO will be considered only under limited circumstances and only with prior approval from the CCO, in consultation with the Ethics Committee. Please contact Compliance for advice and direction.

3.3.5       Restricted stocks

You may not trade securities of any issuer that are on the JHG Embargoed/Restricted List. Certain securities may have restrictions placed upon them which restrict both personal and Client dealing, typically when Janus Henderson or a part of Janus Henderson is in receipt of material, non-public information. These restrictions will be maintained collectively using the Embargoed/Restricted Lists.

3.4       Exceptions

3.4.1       Excluded Transactions

The following transactions are excluded from the Covered Securities trading restrictions:

•         Transactions involving futures or options in foreign currencies or broad-based indices.

•         Purchases or sales that are not voluntary, which include but are not limited to: tender offers and broker-initiated transactions.

•         Purchases or sales which are part of an automatic investment plan that has been disclosed to Compliance.

•         The acquisition of:

o    securities as a result of a corporate action

o    securities as a result of a gift or inheritance

o    an employer’s securities through an employer retirement plan such as 401(k) plan or stock purchase plan

(Note: The subsequent sale of any securities acquired is subject to all of the trading restrictions of the Personal Trading Policy.)

•         Transfers in-kind of Covered Securities.

Please refer to Section 3.6.3 for details on Janus Henderson Group plc security transfers.

3.4.2       Discretionary Management by Third Parties

The trading restrictions outlined above do not apply to trades in an investment account or another arrangement over which you have no direct or indirect influence or control (“Discretionary Management”). In order to rely upon this provision you must receive approval from Compliance. To receive approval, you must submit documentation to Compliance demonstrating that all trading in the account is under the sole discretion of your advisor or other designee.

Personal Account Dealing Policy

Discretionary accounts still require disclosure in MCO and are subject to preclearance for JHG stock shares and the restriction on the purchase of IPOs.

You are required to inform Compliance immediately if you terminate any approved advisory relationship or make management changes. Additionally, you are required to acknowledge and attest annually that:

1.     You have had no direct or indirect influence or control over the trading decisions in your discretionary account(s).

2.     You did not suggest trades to the manager or in any way direct the manager to make any particular trades in securities for the discretionary account(s).

3.4.3       Share / Investment clubs

If you wish to participate in collective arrangements (e.g. a share or investment club), seek advice and direction from Compliance.

3.4.4       Spread Betting

Spread betting is a speculative transaction that involves taking a bet on the price movement of a security, index or other financial product via a spread betting company. Spread betting on financial products is not permitted and you may not use spread betting accounts to circumvent this Policy. Spread betting on non-financial products, such as sporting events, is not covered by this Policy.

3.5       Trading in Reportable Funds

3.5.1       Janus Henderson Mutual Funds

Janus Henderson serves as the adviser to a variety of open-ended funds. Persons are required to disclose in MCO any accounts where they hold Janus Henderson Funds. Preclearance is not required to deal in Janus Henderson Funds; however a minimum holding period of 90 days is required for all funds with the exception of money market funds.

Additionally:

•         The holding period starts the day after execution of the trade and lasts until the 90th day;

•         The prohibition applies on a ‘first in, first out’ (“FIFO”) basis;

The restriction does not apply to acquisitions or sales of a fund where it is executed without instruction from the employee (e.g. automatic dividend reinvestments, share plan investing etc.).

3.5.2       Janus Henderson Exchange Traded Products

Janus Henderson ETFs/ETNs are treated the same as all other ETFs/ETNs under the Policy. See Sections 3.2 and 3.3.

3.5.3       Janus Henderson Investment Trusts

The Policy also extends to trading in securities of other Janus Henderson Group plc related entities that are listed on a securities exchange while in the possession of inside information concerning that entity. A person who is a director of an Investment Trust managed by Janus Henderson must also comply with the FCA’s Listing and Disclosure Guidance and Transparency Rules, which prohibits dealings during ‘Closed Periods’.

Personal Account Dealing Policy

A list of these Investment Trusts can be found under the link www.hendersontrusts.com and ‘Closed Period’ restrictions will be applied on MCO for all persons.

Fund managers of Investment Trusts managed by Janus Henderson should be aware of the specific regulatory risks associated with personal investing in their trusts and should consult Compliance if they consider that there might be any potential conflict or market conduct risk associated with a proposed PA trade.  All preclearance requests for Janus Henderson managed Investment Trusts will be blocked pending checks for risks such as closed periods or involvement or information on buy-back programmes.

3.6       Trading in Janus Henderson Group plc Securities

Janus Henderson Group (JHG) is a publicly traded company and, as an employee or contractor of Janus Henderson, all of your trades in securities issued by JHG are monitored. You may not engage in transactions in JHG securities if they are speculative or short-term in nature.  For example, speculative trading includes short sales, transactions in “put” or “call” options or similar derivative transactions. In addition, you may not engage in any hedging or monetization transactions with respect to JHG securities. The Janus Henderson Group Share Trading Policy provides additional guidance on the trading of JHG securities.

3.6.1       Preclearance of Janus Henderson Group plc securities

You must obtain preclearance on MCO for all personal deals in Janus Henderson Group plc securities. This includes in-kind transfers where ownership of the shares changes, as in a charitable gift of shares. Preclearance requests must be submitted via MCO.

You may only request to trade in JHG shares during the Window Period. The Window Period generally opens the day Janus Henderson publicly announces its quarterly earnings and closes at each quarter end.

Automatic investment plans, stock awards and grants are exempt from preclearance.

3.6.2       Material non-public information

You may not trade or take up rights, or cause someone else to trade, in Janus Henderson Group plc securities while in the possession of material non-public information.

3.7       Policy Breaches

Failure to adhere to any of the requirements outlined above may result in a breach of the Policy. Breaches are taken very seriously by Janus Henderson Management. Any potential violation of the provisions of the Policy will be investigated by Compliance or, if necessary, the Ethics Committee. If a determination is made that a violation has occurred, a sanction may be imposed. Sanctions may include, but are not limited to, one or more of the following: a warning letter, profit surrender, personal trading ban, and termination of employment or referral to civil or criminal authorities.

Material violations will be reported promptly to the respective boards of trustees/managers of the Reportable Funds or relevant committees of the boards.

Personal Account Dealing Policy

4     Document Control

Policy Owners	Liz Baesman/Keith Farndon
Author	Liz Baesman
Committee Approval	Ethics & Conflicts Committee
Date Last Reviewed	October 2017
Date Due for Next Review	January 2018

Personal Account Dealing Policy

Appendix I

Covered Securities

The following securities (and derivatives thereof) are considered Covered Securities:

•         Equities - listed and unlisted shares

•         Fixed Income Instruments

o    Corporate

o    U.S. Guaranteed or of federally sponsored enterprises (FHLMC, FNMA, GNMA, etc.)

o    Municipal

o    Closely Held

•         ADRs, EDRs and GDRs

•         ETFs/ETNs (including Janus Henderson ETFs/ETNs)

•         Closed-End Funds

•         Hedge Funds

•         Private placements and limited offerings

•         Investment Trusts – including Henderson Investment Trusts, REITs

•         Investments above held in wrapped products such as ISAs, SIPPs, EIS, SEIS etc.

Any investment that you are unsure about should be precleared

Non-Covered Securities

The following securities (and derivatives thereof)

•         Bank and term deposits

•         Bonds and other direct debt instruments issued by the government of the UK, the US or other foreign governments.

•         Premium bonds (UK specific)

•         Derivatives trading (or direct investment) in:

o    physical commodities

o    currencies

o    interest rates

o    broad-based indices

•         Regulated open-ended funds (UCITS, NURS, US Mutual Funds, Australian Managed Investment Schemes etc.) except for Reportable Funds

Whilst the instruments above are exempt from the specific preapproval requirements and investment restrictions set out in this Policy, be aware that any type of trading that could result in a conflict of interest arising is actively discouraged. This includes high levels of trading in exempt securities.

Personal Account Dealing Policy

Appendix II

Beneficial Ownership Guidelines

Definition of Beneficial Ownership

The Policy applies to all accounts and securities beneficially owned by you as well as accounts under your direct or indirect influence or control. Essentially this means that if you have the ability to profit, directly or indirectly, or share in any profit from a transaction, you have Beneficial Ownership. If you are unsure if an account or investment falls under your beneficial ownership, contact Compliance for further guidance.

Practical Application

You live with your parents: If you live in your parents’ house, but do not financially support your parents, your parents’ accounts and securities are not beneficially owned by you and do not require disclosure.

Your parent lives with you: If you provide financial support to your parent, your parent’s accounts and securities are beneficially owned by you and require disclosure.

You have an adult child living in your home: If you provide financial support to your child, your child’s accounts and securities are beneficially owned by you and require disclosure.

You have a college age child: If your child is in college and you still claim the child as a dependent for tax purposes, you are the beneficial owner of their accounts and securities.

Your child has an UGMA/UTMA account: If you (or your spouse) are the custodian for the minor child, the child’s accounts are beneficially owned by you. If someone other than you (or your spouse) is the custodian for your minor child’s account, the account is not beneficially owned by you.

You have a domestic partner or similar co‐habitation arrangement: If you contribute to the maintenance of a household and the financial support of a partner, your partner’s accounts and securities are beneficially owned by you and require disclosure.

You have a roommate: Generally, roommates are presumed to be temporary and therefore you have no beneficial ownership in one another’s accounts and securities.

You have power of attorney: If you have been granted power of attorney over an account, you are not the beneficial owner of the account until the time that the power of attorney has been activated.

You are the trustee and/or the beneficiary of a trust: Due to the complexity and variety of trust agreements, these situations require case‐by‐case review by Compliance.